Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated December 19, 2013 for William Blair Macro Allocation Fund and William Blair Commodity Strategy Long/Short Fund (the Funds comprising the William Blair Multi-Asset and Alternatives Funds) in the Registration Statement (Form N-1A) of William Blair Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 112 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-17463).

/s/Ernst & Young LLP

Chicago, IL

February 28, 2014